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                                                                     EXHIBIT 5.1
                                                                     -----------

                                 July 16, 1997



TelCom Semiconductor, Inc.
1300 Terra Bella Avenue
Mountain View, California  94039-7267


        RE:    REGISTRATION STATEMENT ON FORM S-8
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Ladies and Gentlemen:

          We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 16, 1997, in connection with the registration under the Securities Act of 1933, as amended, of 500,000 shares of Common Stock (the "Shares") to be issued under the Company's 1994 Stock Option Plan (the "Option Plan").

          As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares. It is our opinion that the Shares, when issued and sold in the manner referred to in the Option Plan, and pursuant to the agreements which accompany the Option Plan, as applicable, will be legally and validly issued, fully paid and nonassessable.

          We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement and any amendments thereto.

                                        Sincerely,

                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation

                                        /s/ WILSON SONSINI GOODRICH & ROSATI